Exhibit 23

                         Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Form S-8, No. 33-81025) pertaining to the Reliv' International, Inc. 1995 Stock Option Plan, (Form S-8, No. 333-67639) pertaining to the Reliv' International, Inc. 1998 Distributor Stock Purchase Plan, (Form S-8, No. 333-67921) pertaining to the Reliv' International, Inc. 401(k) Plan, of our report dated March 7, 2000, except for Note 6, as to which the date is March 20, 2000 with respect to the consolidated financial statements and financial statement schedule of Reliv' International, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 1999.


                                            /s/ Ernst & Young LLP

St. Louis, Missouri
March 27, 2000